FOR IMMEDIATE RELEASE April 27, 2009	Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141 Company Contact: Jacqueline E. Burwitz Vice President,Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES SECOND QUARTER RESULTS

St. Louis, Missouri, April 27, 2009 – Energizer Holdings, Inc., [NYSE: ENR], today announced results of its second quarter ended March 31, 2009.  Net earnings for the quarter were $77.0 million, or $1.30 per diluted share, versus net earnings of $60.9 million, or $1.03 per diluted share in the second fiscal quarter of 2008. The current quarter includes a favorable adjustment of $14.5 million, net of tax, or $0.25 per diluted share, resulting from a change in the policy by which the colleagues earn and vest in the company’s paid time off (PTO) benefit.  This was partially offset by integration and business realignment costs of $4.2 million, after-tax, or $0.07 per diluted share.  Last year’s second quarter included an after-tax expense of $1.0 million, or $0.02 per diluted share, related to the write-up and subsequent sale of inventory purchased in the Playtex Products, Inc. acquisition as well as integration and other realignment costs of $2.9 million, after-tax, or $0.05 per diluted share.

“The continued weakness of most foreign currencies relative to the U.S. dollar, the general softness of consumer spending, and the resulting pullback in retail inventories all continue to weigh down top line results,” said Ward Klein, Chief Executive Officer.
“Nevertheless, we have been able to hold market share in the majority of our business while reducing discretionary spending and improving earnings versus last year.  We will continue to adapt to today’s environment while maintaining healthy levels of investment in product innovation and brand building.”

For the current quarter, total net sales decreased $70.6 million, or 7%, to $880.4 million.  On a constant currency basis, sales decreased $5.7 million, or less than 1%.  Net sales in the Household Products division decreased $57.1 million, down 12%, or $17.6 million, down 4% on a constant currency basis.  Net sales in the Personal Care business decreased $13.5 million, down 3%, but increased $11.9 million, or nearly 3%, on a constant currency basis.  Gross margin decreased 116 basis points due to the unfavorable impact of currencies, partially offset by the favorable impact of the change in the company’s PTO policy.  Excluding these two impacts, gross margin was 48.1%, down slightly versus the prior year.  Segment profit decreased $7.9 million, or 5%, to $155.8 million.  Excluding the unfavorable impact of currencies of approximately $32 million, segment profit increased approximately $24 million due primarily to lower advertising and promotional spending.  General corporate and other expenses increased $5.4 million, while interest expense and other net financing costs declined $11.3 million and $2.0 million, respectively.

For the six months ended March 31, 2009, net earnings were $188.0 million, or $3.18 per diluted share, compared to net earnings of $163.5 million, or $2.77 per diluted share, in the same period last year.  Included in the current six month period is the favorable PTO adjustment of $14.5 million, net of tax, or $0.25 per diluted share, which was partially offset by integration and business realignment costs of $7.2 million, after-tax, or $0.11 per diluted share.  The prior year six month period included an after-tax expense of $16.5 million or $0.28 per diluted share, related to the write-up and subsequent sale of inventory purchased in the Playtex acquisition as well as integration and other realignment costs of $8.1 million, after-tax, or $0.14 per diluted share.

Net sales for the six months decreased $218.0 million, or 10%, to $1,922.9 million.  On a constant currency basis, sales decreased $94.7 million, or 4%.  Net sales in the Household Products division decreased $198.9 million, down 16%, or $116.3 million, down 9% on a constant currency basis.  Net sales in the Personal Care business decreased $19.1 million, down 2%, but increased $21.6 million, or 2%, on a constant currency basis.  On a constant currency basis, gross margin was 49.2% for the six month period in 2009 as compared to 47.7% for the same period last year.  For comparative purposes, the margin percent for last year was adjusted upward to exclude the impact of the Playtex inventory write-up at acquisition.  This increase was due to favorable pricing and product mix, and favorable product costs including the previously discussed change in the PTO policy, which added 50 basis points for the six month period.  Segment profit decreased $16.9 million, or 4%, to $402.4 million; whereas on a constant currency basis total segment profit increased $27.9 million, or 7%, due primarily to lower advertising and promotional spending.  General corporate and other expenses decreased $4.7 million.  Interest expense declined $19.0 million while other net financing increased $18.5 million.

Household Products

For the quarter, net sales were $417.1 million, down $57.1 million.  On a constant currency basis, net sales declined $17.6 million, or 4% as lower sales volume of $22.0 million was partially offset by $4.3 million in favorable pricing and price mix.  The sales volume decline was almost evenly divided between loss of relatively low margin non-Energizer branded products and higher-end chargers and rechargeable battery products.  Energizer Max premium alkaline sales volume was roughly flat in the quarter. In the United States (U.S.), both the current year quarter and the prior year quarter experienced retailer inventory de-stocking above seasonally normal levels; however, the destocking in last year’s second quarter was more pronounced.   We estimate overall retail consumption of Energizer Max units globally was down approximately 5% in the current quarter compared to the same quarter last year.  Overall pricing and price mix was favorable 1% globally as price increases in the U.S. and a number of other markets were partially offset by higher promotional spending and an unfavorable package size mix, which sell at lower per unit prices.

Segment profit decreased $11.6 million for the quarter as $25.0 million of unfavorable currency impacts were offset by a $7.8 million reduction in advertising and promotion expense and a $3.4 million reduction in overhead spending.

For the six months, net sales were $1,065.1 million, down $198.9 million.  On a constant currency basis, net sales declined $116.3 million, or 9% as lower sales volume of $121.1 million was partially offset by favorable pricing and price mix.  The volume decline reflects estimated underlying retail consumption declines of Energizer branded products of approximately 5% combined with sharper declines in lower margin non-Energizer branded products and a significant retail inventory reduction, primarily in the first quarter.

Year to date, segment profit decreased $39.3 million, including $36.9 million of unfavorable currency.  Excluding currency, segment profit was essentially flat as the impact of lower sales was offset by reductions in advertising, promotion, and overheads, as well as first quarter product cost favorability.

Looking ahead, we expect negative battery consumption trends to continue for the foreseeable future as the global recession continues.  We estimate product cost will be unfavorable $20 million for the remainder of the year due primarily to the impact of lower unit volumes, which should be offset by price increases already initiated.

Personal Care

Net Sales for the quarter were $463.3 million, down $13.5 million, versus $476.8 million for the same quarter in the prior year.  Excluding the impact of $25.4 million of unfavorable currency translation, net sales were up $11.9 million, or 2%, in the quarter.  The increase in net sales on a constant currency basis was driven by increases in Wet Shave and Infant Care, partially offset by declines in Skin Care and Feminine Care.  Wet Shave net sales increased 7% due to growth in disposables and the launch of Quattro for Women Trimmer.  These gains were partially offset by lower sales of men’s systems as the prior year quarter included the launch of Quattro Trimmer  razors; additionally, this year’s quarter includes higher promotional spending against the Quattro men’s franchise.  Infant Care sales increased 8% due to growth in Diaper Genie Elite, disposable bottles and new soothing products.  Feminine Care sales decreased 3% as lower sales of Gentle Glide due to increased competitive activity were only partially offset by continued strong sales growth of Sport.  Skin Care sales decreased 6% due primarily to an unfavorable prior season sun care returns adjustment of $3 million in 2009 as compared to an equally favorable adjustment in the same period last year.

Segment profit for the quarter was $100.9 million, up $3.7 million, versus $97.2 million for the same quarter in the prior year.  Excluding currency, segment profit increased $10.6 million for the quarter due primarily to $12.6 million of lower advertising and promotional spending, and approximately $9 million in incremental Playtex synergies.  These positive effects were partially offset by the unfavorable sun care returns adjustment noted above, higher commodity costs, and unfavorable mix.

For the six months ended March 31, 2009, net sales decreased $19.1 million, or 2%.  Excluding the impact of $40.7 million in unfavorable currency, sales increased $21.6 million, or 2%, as increases in Wet Shave and Infant Care were partially offset by declines in Feminine Care.  Wet Shave sales increased 4% due to increased sales of disposables and Quattro men’s and women’s systems offset by declines in other system products.  Infant Care sales increased 6% primarily due to growth in Diaper Genie products.  Skin Care sales were basically flat and Feminine Care sales were down 5% as lower sales of Gentle Glide, due to increased competitive activity, were partially offset by continued strong sales growth of Sport.

Excluding $7.9 million of unfavorable currency, segment profit for the six months was up $30.3 million, or 18%, due primarily to lower advertising and promotion and approximately $20 million in incremental Playtex synergies.

Incremental synergies are expected to be approximately $11 million for the remainder of the fiscal year; however, these will offset certain product costs impacts as well as other project investment spending.

Other Items

Corporate and other expenses increased $5.4 million for the quarter due primarily to quarter over quarter changes in deferred compensation liabilities and higher realignment project costs.  For the six months, corporate and other expenses decreased $4.7 million due primarily to lower compensation related expenses driven by changes in deferred compensation liabilities as a result of the equity market downturn during the first fiscal quarter.

Interest expense decreased $11.3 million for the quarter and $19.0 million for the six month period on lower average interest costs on variable debt and lower average borrowings.  Other net financing items were favorable $2.0 million for the quarter, but unfavorable for the six month period by $18.5 million due to exchange losses incurred as U.S. dollar based payables for the company’s foreign affiliates were unfavorably impacted by the rapid and significant strengthening of the U.S. dollar versus most local currencies in the fiscal first quarter.

For the quarter, the effective tax rate was 31.9%. Capital expenditures were $44.2 million for the quarter and $75.7 million for the six months versus $57.9 million for the same six month period in fiscal 2008.  Depreciation expense was $28.9 million and $57.3 million for the quarter and the six months, respectively.

Energizer’s Debt to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) Ratio for the last four quarters, as defined by the company’s credit agreements, was 3.30 to 1.00.  At March 31, 2009, the company's debt level was $2.9 billion, with $2.2 billion, or 76%, at fixed rates averaging 5.54%.

Currency Outlook

The U.S. dollar remains significantly stronger versus most foreign currencies as compared to a year ago. At prevailing currency rates as of April 24, 2009, we estimate the overall operating profit impact of currency translation to be unfavorable $90 to $100 million for the remainder of fiscal 2009 as compared to the same period in fiscal 2008.  This estimate is net of certain hedging gains as the company has hedged certain key currencies to reduce further exposure to currency movements for the remainder of 2009.

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While Energizer Holdings, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures.  These non-GAAP measures, such as comparison changes excluding the impact of currencies, are not in accordance with, nor are they a substitute for, GAAP measures.  The Company believes these non-GAAP measures provide a more meaningful comparison to the corresponding reported period and assist investors in performing analysis consistent with financial models developed by research analysts.  Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Statements in this press release that are not historical, particularly statements regarding the relative strength of the U.S. dollar to foreign currencies, ongoing softness of consumer spending and the impact on retail inventories, future investment in product innovation and advertising spending, estimates of retail consumption of Energizer Max units and retail consumption volumes of Energizer and non-Energizer branded products and retail inventory reductions, the continuation of negative battery consumption trends, estimates of product costs for the remainder of the year, as well as the impact of initiated price increases, incremental Playtex synergies for the remainder of the year, as well as offsetting product costs and investment spending, the quarterly effective tax rate; and the estimated impact of foreign currency devaluation, and offsetting hedging gains, on Energizer profitability for the remainder of fiscal 2009; may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected.  The current negative global economic conditions are unprecedented in recent years and it is difficult to assess the likelihood of improvement or further deterioration in the near future; consequently it is difficult to assess if employment levels and consumer confidence, and consequent consumer spending and retail inventory levels, will remain low for the year, or if improvement in economic conditions will spur significant spending and retail inventory loading. Energizer’s ability to continue product innovation efforts and advertising and other promotional spending may be impacted by lower than anticipated cash flows and operating earnings associated with the current recessionary conditions. Energizer’s estimates of retail consumption of battery products and retail inventory reductions are based solely on limited data available to Energizer and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.  Consumer confidence and consumption trends with respect to the overall battery category are difficult to predict, although it is likely that they will continue to be significantly negatively impacted by continuing economic turmoil, as well as by declines in the proliferation or consumption of battery-powered devices.  The impact of material and other commodity costs could be more significant than anticipated, as it is difficult to predict with any accuracy whether raw material, energy and other input costs, or unit volumes, will stabilize, since such costs are impacted by multiple economic, political and other factors outside of the Company’s control, and volumes are impacted by consumption and category trends that are difficult to assess in the current environment.  The benefits of price increases may not be realized in the event of consumer resistance or continuing decline in consumer demand, if competitive activity mandates additional promotional spending or a revamping of the pricing structure, or if other operating costs increase unexpectedly. The extent of future synergies related to the Playtex acquisition may be significantly different from current expectations due to changes in market or competitive conditions, systems or personnel issues, or other operational factors, while the offsetting impact of product costs and investment spending may be less than estimated. Energizer’s effective tax rate for the year could be impacted by legislative or regulatory changes by federal, state and local, and foreign taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries. The estimated impact of foreign currency devaluations and offsetting hedges on Energizer’s profitability for the year is also difficult to estimate with any degree of certainty. Prolonged recessionary conditions in key global markets where Energizer competes could result in significantly greater local currency devaluation and correspondingly greater negative impact on Energizer than what can be anticipated from the current spot rates. On the other hand, if concerted global stabilization measures achieves some degree of economic recovery, local currencies could be significantly strengthened relative to the dollar.  In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. Energizer does not undertake any obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents; including its annual report on Form 10-K for the year ended September 30, 2008, and its quarterly report on Form 10-Q for the period ended December 31, 2008.

ENERGIZER HOLDINGS, INC.
STATEMENTS OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008

Net sales	$880.4	$951.0	$1,922.9	$2,140.9

Cost of products sold	466.8	493.2	995.8	1,146.9

Gross profit	413.6	457.8	927.1	994.0

Selling, general and administrative expense	158.0	185.6	332.0	381.3
Advertising and promotion expense	79.7	106.5	176.8	230.2
Research and development expense	21.5	22.8	41.4	44.2
Interest expense	35.7	47.0	74.7	93.7
Other financing items, net	5.7	7.7	26.6	8.1

Earnings before income taxes	113.0	88.2	275.6	236.5

Income tax provision	36.0	27.3	87.6	73.0

Net earnings	$77.0	$60.9	$188.0	$163.5

Earnings per share
Basic	$1.32	$1.06	$3.22	$2.85
Diluted	$1.30	$1.03	$3.18	$2.77

Weighted average shares of common stock - Basic	58.3	57.5	58.3	57.4
Weighted average shares of common stock - Diluted	59.1	59.1	59.1	59.1

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
March 31, 2009
(In millions, except per share data)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for the Company are managed via two major segments - Household Products (Battery and Lighting Products) and Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care).  Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, integration or business realignment activities and amortization of intangible assets.  Financial items, such as interest income and expense and other financing items, are managed on a global basis at the corporate level.

In accordance with generally accepted accounting principles, cost of products sold for the quarter and six months ended March 31, 2008 reflected charges of $1.6 and $27.5, respectively, related to the amortization of the inventory write up recorded as a result of the Playtex acquisition.  The reduction in gross margin associated with the write-up and subsequent sale of inventory acquired in the Playtex acquisition was not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit, as it was a non-recurring item directly associated with the Playtex acquisition.  Such presentation reflects management's view on how it evaluates segment performance.

For the quarter and six months ended March 31, 2009, cost of products sold and selling, general and administrative expense reflected favorable adjustments of $11.1 and $11.9, respectively, related to the change in policy governing the company's paid time off (PTO).  These favorable adjustments were not reflected in the Household Products or Personal Care segments, but rather presented as a separate line below segment profit as it was not operational in nature.  Such presentation reflects management's view on how it evaluates segment performance.

The Company’s operating model includes a combination of stand-alone and combined business functions between the Household Products and Personal Care businesses, varying by country and region of the world.  Shared functions include product warehousing and distribution, various transaction processing functions, certain environmental activities, and, in some countries, a combined sales force and management.

Historical segment sales and profitability for the quarter and six months ended March 31, 2009 and 2008, respectively, are presented below.

	Quarter Ended March 31,		Six Months Ended March 31,
Net Sales	2009	2008	2009	2008
Household Products	$417.1	$474.2	$1,065.1	$1,264.0
Personal Care	463.3	476.8	857.8	876.9
Total net sales	$880.4	$951.0	$1,922.9	$2,140.9

Profitability
Household Products	$54.9	$66.5	$210.1	$249.4
Personal Care	100.9	97.2	192.3	169.9
Total segment profitability	$155.8	$163.7	$402.4	$419.3
General corporate and other expenses	(21.0)	(15.6)	(41.7)	(46.4)
Acquisition inventory valuation	-	(1.6)	-	(27.5)
PTO policy change	23.0	-	23.0	-
Amortization	(3.4)	(3.6)	(6.8)	(7.1)
Interest and other financial items	(41.4)	(54.7)	(101.3)	(101.8)
Earnings before income taxes	$113.0	$88.2	$275.6	$236.5

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended March 31,		Six Months Ended March 31,
Net Sales	2009	2008	2009	2008
Alkaline batteries	$236.4	$262.6	$636.7	$760.0
Carbon zinc batteries	42.5	52.3	98.4	119.6
Other batteries and lighting products	138.2	159.3	330.0	384.4
Wet Shave	252.5	253.0	498.1	504.6
Skin Care	111.8	124.6	162.4	169.7
Feminine Care	50.0	52.5	101.6	109.3
Infant Care	49.0	46.7	95.7	93.3
Total net sales	$880.4	$951.0	$1,922.9	$2,140.9

3.
Basic earnings per share is based on the average number of common shares outstanding during the period.  Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.
The current and prior year quarter include pretax charges of $6.4 and $4.8, respectively, and the current and prior year six months include pretax charges of $11.0 and $12.7, respectively, related to the integration of Playtex and certain other business realignment activities.  These are included in General corporate and other expenses in Note 2 above.

5.
The current year quarter includes a pretax favorable adjustment of $23.0 as a result of the change in the Company’s PTO policy.  This change had a favorable impact of $11.1 in gross profit and $11.9 in selling, general and administrative expense for the quarter and six months.